A480526


                       STATE OF CALIFORNIA


                        SECRETARY OF STATE



                       CORPORATION DIVISION

     I, BILL JONES, Secretary of State of the State of California, hereby certify:

That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.

                                         IN WITNESS WHEREOF, I execute this
                                         certificate and affix the Great
                                         Seal of the State of California this
                                                 August 27 1996
                                                 --------------



                                                      By /s/ Bill Jones
                                                         Secretary of State



(Graphic seal of the state of California)

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A480526
ENDORSED
FILED
In the office of the Secretary of State
of the State of California

                     CERTIFICATE OF AMENDMENT
                                OF
                    ARTICLES OF INCORPORATION
                                OF
                        SAN DIEGO BANCORP


     The Undersigned, Ross S. Wolfley and Dennis P. Nielsen, hereby certify that:

1. They are, respectively, the duly elected and acting President and Secretary of San Diego Bancorp, a California corporation (the "Corporation").

2. Article I of the Articles of Incorporation of the corporation shall be, and hereby is, amended to read as follows:

                                I.

     The name of this corporation is applied Earth Technologies, Inc.

3 . The foregoing amendment has been approved and adopted by resolution of the Board of Directors of the Corporation adopted at a special meeting of the directors held on May 16, 1996.

4. In accordance with S603 of the California Corporations Code, the foregoing amendment was approved by written consent of nine (9) shareholders of the corporation representing 7,469,371 shares constituting fifty-eight and 8/10 percent (58.8%) of the issued and outstanding shares of common stock of the corporation, which shareholders would be entitled to vote upon said resolution at a formal meeting of the shareholders of the corporation held for the purpose of acting upon such resolution. The total number of outstanding shares of the corporation is 12,703,012. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%. IN WITNESS WHEREOF, the Undersigned have executed this Certificate of Amendment on this 16th day of May, 1996. We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.


                                  By /s/ Ross Wolfley
                                       Ross Wolfley, President

                                  By /s/ Dennis P. Nielsen
                                       Dennis P. Nielsen, Secretary

CERTIFICATE OF AMENDMENT